UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2004

KinderCare Learning Centers, Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-42137 (Commission File Number)	63-0941966 (IRS Employer Identification No.)

650 NE Holladay Street, Suite 1400 Portland, OR 97232 (Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (503) 872-1300

Not applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneous satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2004, KinderCare Learning Centers, Inc. ("KinderCare") entered into a severance agreement (the "Senior Executive Agreement") with David J. Johnson, Chief Executive Officer and Chairman of the Board of Directors of KinderCare. The Senior Executive Agreement provides for certain severance benefits to Mr. Johnson, subject to the execution of a general release, in the event that Mr. Johnson's employment is terminated for any reason following any Change of Control Event (as defined in the Senior Executive Agreement), except if the termination is by KinderCare for Cause (as defined in the Senior Executive Agreement) or as a result of the death or Permanent Disability (as defined in the Senior Executive Agreement) of Mr. Johnson. These benefits primarily consist of (a) a payment to Mr. Johnson of an amount equal to two-and-a-half times the sum of Mr. Johnson's base salary, targeted annual bonus for the year of termination and twenty-five percent of Mr. Johnson's base salary as a benefits allowance and (b) all accrued compensation of Mr. Johnson, including the pro rated amount of Mr. Johnson's bonus for the year of termination. In addition, Mr. Johnson will be entitled to an additional payment if the payment Mr. Johnson is entitled to receive in connection with any Change of Control Event is subject to a parachute excise tax. The amount of the additional payment will be the amount necessary to place Mr. Johnson in the same after-tax financial position that Mr. Johnson would have occupied if no excise tax were imposed. The Senior Executive Agreement terminates on the earliest to occur of (i) twenty-four months after a Change of Control Event, (ii) upon Mr. Johnson's termination of employment if employment is terminated following a Change of Control Event for Cause or as a result of the death or Permanent Disability of Mr. Johnson, or (iii) April 1, 2006 if no Change of Control Event has occurred prior to March 31, 2006.

On November 5, 2004, KinderCare also entered into severance agreements (the "Executive Agreements") with certain vice presidents and senior directors of KinderCare (each an "Executive"). Each Executive Agreement provides for certain severance benefits to the Executive, subject to the execution of a general release, in the event that the Executive's employment is terminated following any "change of control event", except if the termination is by KinderCare for "cause", by the Executive for other than "good reason" or as a result of the death or "permanent disability" of the Executive. These benefits primarily consist of (a) a payment to the Executive of an amount equal to two times, if the Executive is a vice president, or one times, if the Executive is a senior director, the sum of the Executive's base salary, targeted annual bonus for the year of termination and twenty-five percent of the Executive's base salary as a benefits allowance and (b) all accrued compensation of the Executive, including the pro rated amount of the Executive's bonus for the year of termination. In addition, the Executive will be entitled to an additional payment if the payment the Executive is entitled to receive in connection with any "change of control event" is subject to a parachute excise tax. The amount of the additional payment will be the amount necessary to place the Executive in the same after-tax financial position that the Executive would have occupied if no excise tax was imposed. Each Executive Agreement terminates on the earliest to occur of (i) twenty-four months, if the Executive is a vice president, or twelve months, if the Executive is a senior director, after a "change of control event", (ii) upon the Executive's termination of employment if the Executive's employment is terminated following a "change of control event" for cause or as a result of the death or "permanent disability" of the Executive, or (iii) April 1, 2006 if no "change of control event" has occurred prior to March 31, 2006. The definitions of "change of control event", "cause" and "permanent disability" are the same as in the Senior Executive Agreement described above. The definition of "good reason" includes a deemed demotion of the Executive, any reduction in the Executive's base salary or targeted annual bonus, a reduction in the Executive's fringe benefit coverage, or certain relocations of the Executive's principal place of employment.

On November 5, 2004, the Board of Directors of KinderCare adopted and approved the Headquarters Severance Pay Plan (the "Plan"). Effective November 5, 2004, KinderCare employees covered by KinderCare's corporate payroll on the effective date of a "change of control event" who have not entered into separate severance agreements with KinderCare will be eligible under the Plan for certain severance benefits, subject to the execution of a general release, in the event that the employee's employment is terminated within one year following any "change of control event" due to a change in operations, closure or reduction in workforce at KinderCare's corporate headquarters. Employees will not receive severance benefits if the employee resigns, abandons his or her job, fails to return from an approved leave of absence, is terminated for misconduct or otherwise terminated for cause, including for failure to meet job performance expectations, or the employee has his or her employment involuntarily terminated for reasons other than a change in operations, closure or reduction in workforce at KinderCare's corporate headquarters following a "change of control event". These benefits primarily consist of a lump sum amount equal to twenty weeks salary plus one week for each year of continuous service plus any accrued compensation to which employees would ordinarily be entitled. In addition, employees eligible for bonuses will receive any unpaid bonuses due under KinderCare's management bonus plan and a pro rata bonus for the plan year in effect at the time of an employee's termination. The definition of "change of control event" is the same as in the Senior Executive Agreement.

The Senior Executive Agreement is attached as an exhibit hereto and is incorporated herein by reference. This summary is qualified in its entirety by reference to the exhibit attached hereto.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 10.1 - Severance Agreement, dated as of November 5, 2004, between KinderCare and David J. Johnson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2004

KinderCare Learning Centers, Inc.
/s/ DAN R. JACKSON Dan R. Jackson, Executive Vice President and Chief Financial Officer